Exhibit 99.1

SAIC Announces Financial Results for Third Quarter of Fiscal Year 2012

•	Revenues: $2.81 billion

•	Operating Loss: $17 million; Operating Income of $215 million excluding the CityTime loss provision

•	Diluted EPS from Continuing Operations: $(0.27); $0.35 excluding the CityTime loss provision

•	Cash Flows from Operations: $423 million

•	Net New Business Bookings: $3.8 billion

MCLEAN, Va., December 6, 2011 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the third quarter of fiscal year 2012, which ended October 31, 2011.

Results for the quarter were significantly impacted by a $232 million loss provision taken by the Company relating to the investigations concerning the CityTime workforce management contract with the City of New York. Excluding this provision, results from operations in the third quarter were consistent with the Company’s expectations.

“Our actions taken in the third quarter in connection with the CityTime situation, including taking the loss provision, were significant and appropriate. During this time, our employees have consistently remained focused on continuing to deliver operational excellence and new capabilities for our customers. Strong new business bookings, generation of cash flow, and other positive milestones this quarter reflect this focus and teamwork,” said Walt Havenstein, SAIC chief executive officer.

Summary Operating Results

Revenues for the third quarter of fiscal 2012 were $2.81 billion.

Operating loss for the quarter was $17 million (-0.6 percent of revenue). Operating income excluding the CityTime loss provision was $215 million (7.5 percent of revenue), compared to $252 million (8.9 percent of revenue) in the third quarter of fiscal year 2011. The decline in operating income, as adjusted, was primarily due to a $19 million impairment of certain intangible assets associated with the acquisition of CloudShield Technologies, Inc. completed in 2010, and increased expenditures on internal research and development.

Loss from continuing operations for the quarter was $90 million. Income from continuing operations excluding the CityTime loss provision was $119 million compared to $151 million in the third quarter of fiscal year 2011. This decline in income from continuing operations, as adjusted, was attributable to the reduction in operating income described above and additional interest expense from the $750 million of debt issued in December 2010.

Diluted earnings per share from continuing operations for the quarter were $(0.27). Diluted earnings per share from continuing operations excluding the CityTime loss provision were $0.35 compared to $0.41 in the third quarter of fiscal year 2011. The diluted share count for the quarter was 329 million, down 9 percent from 360 million in the third quarter of fiscal year 2011, due to share repurchases over the past year.

Segment Operating Results

Effective in fiscal year 2012, the Company redefined its reportable segments into the segments referenced in the chart below. The segment information for the prior year periods has been recast to give effect to the change in reportable segments and for discontinued operations.

	Three Months Ended October 31		Revenue Growth (%)
	2011	2010	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,117	$1,215	-8%	-8%
Health, Energy and Civil Solutions	758	718	6%	1%
Intelligence and Cybersecurity Solutions	936	888	5%	5%
Corporate and Other	1	2	n/a	n/a
Intersegment Elimination	(1)	(2)	n/a	n/a

Total	$2,811	$2,821	0%	-2%

			Operating Margin
			2011	2010
Operating Income (Loss):
Defense Solutions	$(133)	$113	-11.9%	9.3%
Health Energy and Civil Solutions	80	62	10.6%	8.6%
Intelligence and Cybersecurity Solutions	52	78	5.6%	8.8%
Corporate and Other	(16)	(1)	n/a	n/a

Total	$(17)	$252	-0.6%	8.9%

	Nine Months Ended October 31		Revenue Growth (%)
	2011	2010	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$3,339	$3,484	-4%	-4%
Health, Energy and Civil Solutions	2,094	2,095	0%	-4%
Intelligence and Cybersecurity Solutions	2,663	2,565	4%	4%
Corporate and Other	2	58	n/a	n/a
Intersegment Elimination	(3)	(5)	n/a	n/a

Total	$8,095	$8,197	-1%	-3%

			Operating Margin
			2011	2010
Operating Income (Loss):
Defense Solutions	$45	$290	1.3%	8.3%
Health Energy and Civil Solutions	197	189	9.4%	9.0%
Intelligence and Cybersecurity Solutions	211	209	7.9%	8.1%
Corporate and Other	(31)	42	n/a	n/a

Total	$422	$730	5.2%	8.9%

Defense Solutions

Defense Solutions revenues for the quarter were $1.117 billion. The entire CityTime loss provision was recorded within the Defense Solutions segment. Defense Solutions revenues excluding the revenue portion of the loss provision were $1.169 billion, and decreased 4 percent from the third quarter of fiscal year 2011. The decline in revenues, as adjusted, was due to the termination of the U.S. Army Brigade Combat Team Modernization contract, the June 2011 completion and delivery of the CityTime system, and reduced activity on an infrastructure support services program for the Department of Defense (DoD). These declines were partially offset by increased activity on a systems and software maintenance/upgrade program for the U.S. Army and ramp up of a new program to operate and maintain the enterprise network information technology (IT) infrastructure for the U.S. Department of State.

Defense Solutions operating loss for the quarter was $133 million (-11.9 percent of revenue). Defense Solutions operating income excluding the expense portion of the CityTime loss provision was $99 million, or 8.5 percent of revenue, down from 9.3 percent of revenue in the third quarter of fiscal year 2011, due to the conclusion of certain contracts having relatively higher profit levels.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter increased 6 percent from the third quarter of fiscal year 2011. Internal revenues increased 1 percent due to increased deliveries of non-intrusive cargo inspection systems, increased healthcare IT consulting services, design-build projects for geothermal plant construction, and an increase in disaster recovery support services. These increases were partially offset by reduced activity on certain U.S. federal civilian agency programs, including those in support of NASA.

Health, Energy and Civil Solutions operating income for the quarter was 10.6 percent of revenue, up from 8.6 percent of revenue in the third quarter of fiscal year 2011, driven by the increased volume of non-intrusive cargo inspection system deliveries, healthcare IT consulting services, and disaster recovery support services, all of which have relatively higher operating margins; strong program performance; and reduced infrastructure costs arising from cost efficiency efforts; partially offset by increased investment in internal research and development spending.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter increased 5 percent from the third quarter of fiscal year 2011, substantially all of which was attributable to internal growth, primarily resulting from increases in airborne surveillance, intelligence analysis, and cybersecurity programs as well as increased material deliveries on an intelligence processing, exploitation and dissemination contract.

Intelligence and Cybersecurity Solutions operating income for the quarter was 5.6 percent of revenue, down from 8.8 percent of revenue in the third quarter of fiscal year 2011. The decline in operating margin was the result of a $19 million impairment of certain intangible assets associated with the CloudShield Technologies acquisition completed in 2010, and an increase in internal research and development spending.

Corporate and Other

Corporate and Other segment operating income returned to a more normative level during the quarter.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $423 million, compared to $321 million in the third quarter of fiscal year 2011. The increase in cash flows from operations was due to an improvement in days sales outstanding to 71 days from 74 days at the end of the second quarter, compared to a 3 day increase in days sales outstanding during the prior year quarter.

During the quarter, the Company used $190 million of cash to acquire Vitalize Consulting Solutions, Inc., a leading provider of clinical, business and IT services for healthcare enterprises. Also during the quarter, the Company used $53 million to repurchase approximately 3 million shares of stock, including shares under the Company’s stock repurchase program. As of October 31, 2011, the Company had $1.46 billion in cash and cash equivalents and $1.85 billion in long-term debt.

New Business Awards

Net business bookings totaled $3.8 billion in the third quarter, representing a book-to-bill ratio of 1.3. Notable awards received during the quarter include:

•

Defense Logistics Agency Tire Successor Initiative. SAIC was awarded a prime contract by the Defense Logistics Agency to provide supply chain management, including forecasting, procurement, inventory management, and worldwide distribution of military aircraft and ground tires directly to U.S. Armed Services and Foreign Military Sales customers. The single-award indefinite-delivery/indefinite-quantity contract has a five-year base period of performance, one two-year option, and an estimated contract value of more than $1 billion if the option is exercised.

•

U.S. Army Information Systems Engineering Command Award. SAIC was awarded a prime contract by the U.S. Army Information Systems Engineering Command to provide information systems engineering and information technology services in support of the United States Army Information Systems Engineering Command and federal agency communication systems worldwide. The multiple award, indefinite-delivery/indefinite-quantity contract has a five year period of performance with a total contract ceiling value of $892 million.

•

National Institute of Allergy and Infectious Diseases Award. SAIC was awarded a contract by the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, to provide preclinical services for the development of biopharmaceutical products for infectious diseases. The total funding could be up to $102 million over the ten year period of performance, subject to availability of annual appropriations.

The Company’s backlog of signed business orders at the end of the third quarter of fiscal year 2012 was $18.7 billion, of which $6.3 billion was funded. As compared to the end of the third quarter of fiscal year 2011, total backlog increased 16 percent while funded backlog increased 2 percent. The negotiated unfunded backlog of $12.4 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under ID/IQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Due to the CityTime loss provision, the Company has revised its GAAP guidance for fiscal 2012. The company is also presenting guidance on a non-GAAP basis, which excludes the CityTime loss provision. The Company’s updated guidance for fiscal 2012 is as follows:

	GAAP Guidance	Non-GAAP Guidance, excluding CityTime loss provision
Revenues	$10.6 billion to $11.0 billion	$10.6 billion to $11.0 billion
Diluted earnings per share from continuing operations	$0.70 to $0.80	$1.30 to $1.40
Cash flows from continuing operations (assumes no CityTime related payments)	At or above $600 million

Fiscal year 2012 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: the outcome of or future developments related to the CityTime investigation; developments in the U.S. Government defense budget, including budget reductions, implementation of spending caps or changes in budgetary priorities, or delays in funding or contract awards; delays in the U.S. Government budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to effectively acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q and our Registration Statement on Form S-4 (File No. 333-176896), as amended, filed on October 4, 2011, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of December 6, 2011. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Media Relations:

Vernon Guidry

703-676-6255

guidryjrv@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2011	2010	2011	2010
		(As Adjusted)		(As Adjusted)
Revenues	$2,811	$2,821	$8,095	$8,197
Costs and expenses:
Cost of revenues	2,495	2,445	7,110	7,101
Selling, general and administrative expenses	333	124	563	366

Operating income (loss)	(17)	252	422	730
Non-operating income (expense):
Interest income	2	—	3	1
Interest expense	(29)	(19)	(85)	(56)
Other income (expense), net	(2)	7	3	5

Income (loss) from continuing operations before income taxes	(46)	240	343	680
Provision for income taxes	(44)	(89)	(191)	(248)

Income (loss) from continuing operations	(90)	151	152	432
Discontinued operations:
Income from discontinued operations before income taxes	1	33	118	87
Provision for income taxes	—	(11)	(50)	(31)

Income from discontinued operations	1	22	68	56

Net income (loss)	$(89)	$173	$220	$488

Earnings per share (EPS):
Income (loss) from continuing operations, as reported	$(90)	$151	$152	$432
Less: earnings allocated to participating securities	—	(5)	(5)	(14)

Income (loss) from continuing operations, for computing EPS	$(90)	$146	$147	$418

Net income (loss), as reported	$(89)	$173	$220	$488
Less: earnings allocated to participating securities	—	(6)	(8)	(15)

Net income (loss), for computing EPS	$(89)	$167	$212	$473

Basic:
Income (loss) from continuing operations	$(0.27)	$0.41	$0.43	$1.14
Income from discontinued operations	—	0.06	0.20	0.15

	$(0.27)	$0.47	$0.63	$1.29

Diluted:
Income (loss) from continuing operations	$(0.27)	$0.41	$0.43	$1.14
Income from discontinued operations	—	0.05	0.20	0.15

	$(0.27)	$0.46	$0.63	$1.29

Weighted average number of shares outstanding:
Basic	329	359	338	366

Diluted	329	360	339	368

On February 1, 2011, the Company changed its method of recognizing pension expense. This change in accounting has been reported through retrospective application of the new method to all periods presented, with prior year amounts labeled “as adjusted”.

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2011	January 31, 2011
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$1,463	$1,367
Receivables, net	2,219	2,069
Inventory, prepaid expenses and other current assets	309	382
Assets of discontinued operations	—	49

Total current assets	3,991	3,867
Property, plant and equipment, net	349	359
Intangible assets, net	186	211
Goodwill	1,827	1,664
Deferred income taxes	34	51
Other assets	76	71

	$6,463	$6,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,534	$1,205
Accrued payroll and employee benefits	611	511
Notes payable and long-term debt, current portion	553	3
Liabilities of discontinued operations	—	29

Total current liabilities	2,698	1,748
Notes payable and long-term debt, net of current portion	1,299	1,849
Other long-term liabilities	140	135
Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 341 million and 362 million shares issued and outstanding at October 31, 2011 and January 31, 2011, respectively	—	—
Additional paid-in capital	2,003	2,090
Retained earnings	326	408
Accumulated other comprehensive loss	(3)	(7)

Total stockholders’ equity	2,326	2,491

	$6,463	$6,223

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended October 31		Nine Months Ended October 31
	2011	2010	2011	2010
		(As Adjusted)		(As Adjusted)
Cash flows from continuing operations:
Net income (loss)	$(89)	$173	$220	$488
Income from discontinued operations	(1)	(22)	(68)	(56)
Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
Depreciation and amortization	31	29	86	80
Stock-based compensation	21	26	64	76
Excess tax benefits from stock-based compensation	—	—	—	(13)
Impairment losses	19	2	19	2
Net gain on sales and disposals of assets	(4)	(4)	(32)	(3)
Other items	(1)	—	—	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(45)	(156)	(93)	(146)
Inventory, prepaid expenses and other current assets	24	46	38	30
Deferred income taxes	(12)	8	(11)	4
Other assets	(3)	1	(21)	2
Accounts payable and accrued liabilities	320	81	322	(15)
Accrued payroll and employee benefits	158	137	103	115
Income taxes payable	8	7	10	9
Other long-term liabilities	(3)	(7)	(4)	(12)

Total cash flows provided by continuing operations	423	321	633	562
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(18)	(17)	(48)	(52)
Acquisitions of businesses, net of cash acquired	(190)	(218)	(216)	(358)
Net payments for purchase price adjustments related to prior year acquisitions	(1)	—	(4)	—
Proceeds from sale of assets	5	—	84	7
Other items	—	5	(1)	(1)

Total cash flows used in investing activities of continuing operations	(204)	(230)	(185)	(404)
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(1)	(1)	(3)	(2)
Sales of stock and exercises of stock options	7	8	21	30
Repurchases of stock	(53)	(3)	(470)	(448)
Excess tax benefits from stock-based compensation	—	—	—	13
Other items	—	—	(2)	—

Total cash flows provided by (used in) financing activities of continuing operations	(47)	4	(454)	(407)

Increase (decrease) in cash and cash equivalents from continuing operations	172	95	(6)	(249)

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	(47)	(28)	(67)	(20)
Cash provided by (used in) investing activities of discontinued operations	2	(28)	168	53

Increase (decrease) in cash and cash equivalents from discontinued operations	(45)	(56)	101	33

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	1	1	(1)

Total increase (decrease) in cash and cash equivalents	127	40	96	(217)

Cash and cash equivalents at beginning of period	1,336	604	1,367	861

Cash and cash equivalents at end of period	$1,463	$644	$1,463	$644

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	October 31, 2011	July 31, 2011	April 30, 2011	January 31, 2011
Defense Solutions:
Funded backlog	$2,630	$2,025	$2,005	$2,272
Negotiated unfunded backlog	4,980	4,948	5,214	5,400

Total Defense Solutions backlog	$7,610	$6,973	$7,219	$7,672
Health, Energy and Civil Solutions:
Funded backlog	$1,943	$1,742	$1,685	$1,780
Negotiated unfunded backlog	3,423	3,264	3,462	2,131

Total Health, Energy and Civil Solutions backlog	$5,366	$5,006	$5,147	$3,911
Intelligence and Cybersecurity Solutions:
Funded backlog	$1,685	$1,511	$1,329	$1,330
Negotiated unfunded backlog	4,070	4,234	4,341	4,207

Total Intelligence and Cybersecurity Solutions backlog	$5,755	$5,745	$5,670	$5,537
Total:
Funded backlog	$6,258	$5,278	$5,019	$5,382
Negotiated unfunded backlog	12,473	12,446	13,017	11,738

Total backlog	$18,731	$17,724	$18,036	$17,120

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three and nine months ended October 31, 2011 were calculated as follows:

	Three Months Ended October 31 2011	Nine Months Ended October 31 2011

Defense Solutions:
Prior year period’s revenues, as reported	$1,215	$3,484
Revenues of acquired businesses for the comparable prior year period	1	5

Prior year period’s revenues, as adjusted	$1,216	$3,489
Current year period’s revenues, as reported	1,117	3,339

Internal revenue contraction	$(99)	$(150)

Internal revenue contraction percentage	-8%	-4%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$718	$2,095
Revenues of acquired businesses for the comparable prior year period	35	96

Prior year period’s revenues, as adjusted	$753	$2,191
Current year period’s revenues, as reported	758	2,094

Internal revenue growth (contraction)	$5	$(97)

Internal revenue growth (contraction) percentage	1%	-4%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$888	$2,565
Revenues of acquired businesses for the comparable prior year period	1	5

Prior year period’s revenues, as adjusted	$889	$2,570
Current year period’s revenues, as reported	936	2,663

Internal revenue growth	$47	$93

Internal revenue growth percentage	5%	4%

Total*:
Prior year period’s revenues, as reported	$2,821	$8,197
Revenues of acquired businesses for the comparable prior year period	37	106

Prior year period’s revenues, as adjusted	$2,858	$8,303
Current year period’s revenues, as reported	2,811	8,095

Internal revenue contraction	$(47)	$(208)

Internal revenue contraction percentage	-2%	-3%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.

SAIC, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to operating income, operating margin, income from continuing operations and diluted earnings per share (EPS) from continuing operations excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from operating income, operating margin, income from continuing operations and diluted EPS from continuing operations, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

Three Months Ended October 31, 2011	As Reported	City Time Loss Provision	As Adjusted
Revenues	$2,811	$52	$2,863
Cost of revenues	2,495		2,495
Selling, general and administrative expenses	333	(180)	153

Operating income (loss)	(17)	232	215
Non-operating expenses, net	(29)		(29)

Income (loss) from continuing operations before income taxes	(46)	232	186
Provision for income taxes	(44)	(23)	(67)

Income (loss) from continuing operations	(90)	209	119
Income from discontinued operations, net of tax	1		1

Net Income (loss)	$(89)	$209	$120

Operating Margin	-0.6%		7.5%

Diluted EPS from continuing operations	$(0.27)		$0.35

Nine Months Ended October 31, 2011	As Reported	City Time Loss Provision	As Adjusted
Revenues	$8,095	$52	$8,147
Cost of revenues	7,110		7,110
Selling, general and administrative expenses	563	(180)	383

Operating income	422	232	654
Non-operating expenses, net	(79)		(79)

Income from continuing operations before income taxes	343	232	575
Provision for income taxes	(191)	(23)	(214)

Income from continuing operations	152	209	361
Income from discontinued operations, net of tax	68		68

Net Income	$220	$209	$429

Operating Margin	5.2%		8.0%

Diluted EPS from continuing operations	$0.43		$1.03

SAIC, INC.

DEFENSE SOLUTIONS SEGMENT

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to revenue, operating income and operating margin of the Defense Solutions segment excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from Defense Solutions revenue, operating income and operating margin, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

Three Months Ended October 31, 2011	As Reported	City Time Loss Provision	As Adjusted
Revenues	1,117	52	1,169

Operating income (loss)	(133)	232	99

Operating margin	-11.9%		8.5%

Nine Months Ended October 31, 2011	As Reported	City Time Loss Provision	As Adjusted
Revenues	3,339	52	3,391

Operating income	45	232	277

Operating margin	1.3%		8.2%

SAIC, INC.

FISCAL YEAR 2012 GUIDANCE EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited)

In this release, SAIC, Inc. refers to expectations of diluted earnings per share (EPS) from continuing operations excluding the CityTime loss provision, which is a non-GAAP financial measure. The Company calculates this measure by excluding the CityTime loss provision recognized through October 31, 2011 from expected diluted EPS from continuing operations, the most directly comparable GAAP financial measure.

The Company uses this non-GAAP financial measure to provide investors with visibility to how it expects its business to perform excluding the CityTime loss provision. The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that the Company has recorded the CityTime loss provision which is not reflected in this non-GAAP financial measure. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measure. This financial measures is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

Reconciliation of Expected Diluted Earning per Share from Continuing Operations for the Year Ended January 31, 2012:

	Low End	High End
Expected diluted EPS from continuing operations on a GAAP basis	$0.70	$0.80
Impact of CityTime loss provision	0.60	0.60

Expected diluted EPS from continuing operations excluding CityTime loss provision	$1.30	$1.40